Personal & Confidential

June 5, 2020

HR Shashikant
Novelis Corporate

Dear Shashi:

I am pleased to confirm your local offer for the role of Senior Vice President and CHRO, Novelis Inc., based in Atlanta, GA, reporting to Dr. Santrupt Misra with a dotted line to me. The initial terms and conditions applicable to your appointment to this position are as follows:

1.Starting Date

The effective date will be July 1, 2020.

2.Salary

You will continue to be administered at an exempt job band B with an annual base salary of $500,000/year payable bi-weekly. Your next salary review will be in July 2021.

3.Annual Incentive Plan (AIP)

In addition to base salary, this position includes participation in the Novelis 2021 Annual Incentive Plan. The target payout opportunity for your position will continue be 60% of your annualized base salary and payment may be subject to your continued employment through the end of the fiscal year. The performance criteria for this plan will be in accordance with fiscal year 2021 performance metrics, weightings and goals approved by our Board of Directors.

4.Long Term Incentive Plan (LTIP)

Your participation in the Long Term Incentive Plan for Novelis in FY2021 will continue. Your potential receipt of any long-term compensation award is subject to the discretion of the Company, and the amount of any award will depend on a number of factors, including your individual performance and your continued employment on the date the award is made. The target value of your award will be communicated to you no later than June 30, 2020.

5.Benefits

Please reference your Assignment Localization letter for details.

6.Flexible Allowance

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In addition to your benefits, you are eligible for an Executive Perquisite allowance, which consists of an annual stipend of $48,000 less required deductions, paid bi-weekly. This benefit may be used for tax benefit preparation services, club membership, purchase/lease or maintenance of a vehicle or in any manner you choose.

7.Vacation Eligibility

Your vacation edibility will be governed by the US Vacation and Holiday for Salaried Employees policy. Your annual vacation allotment will be no less than 25 days per year and you will also be eligible for paid holiday as outlined in the annual Novelis holiday schedule, to include personal days allotted to Corporate employees.

8.General

All of the information described in this letter, including eligibility for participation in compensation and benefit plans, is subject to the terms of the applicable plan documents and policies, which are subject to change during the normal course of Novelis business. As indicated on the application form you completed, your employment at Novelis is “at-will” and either you or Novelis may decide to terminate the employment relationship at any time and for any reason, with or without cause. The terms of this letter, therefore, do not and are not intended to create either an express or implied contract of employment with Novelis for any particular duration.

In carrying out the Company’s business, employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies you work with in your role at Novelis, includes any non- public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed. You will find more information about the Company’s expectations of its employees in the Novelis Code of Conduct and Guidelines for Ethical Behavior.

If you agree with these terms, please sign and return a copy of this letter to me.
On behalf of Novelis, congratulations!

Sincerely,

Steve Fisher
President and Chief Executive Officer, Novelis Inc.

Novelis Inc. 3560 Lenox Road Atlanta, Georgia 30326	Telephone	+1 404 760 4000	Website Email	www.novelis.com info@novelis.com

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Accepted:     _________________                    _________________
        Signature                        Date

Novelis Inc. 3560 Lenox Road Atlanta, Georgia 30326	Telephone	+1 404 760 4000	Website Email	www.novelis.com info@novelis.com